As Filed With the Securities and Exchange Commission on December 30, 2008

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WHITESTONE REIT
(Exact name of registrant as specified in its Charter)

Maryland	76-0594970
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2600 South Gessner, Suite 500 Houston, Texas 77063
(Address of Principal Executive Offices)
WHITESTONE REIT 2008 LONG-TERM EQUITY INCENTIVE OWNERSHIP PLAN
(Full title of the plan)

James C. Mastandrea Chairman and Chief Executive Officer 2600 South Gessner, Suite 500 Houston, Texas 77063
(Name and Address of agent for service)

(713) 827-9595
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Accelerated filer Non-accelerated filer ☒ Smaller reporting company ☐ (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common shares of beneficial interest, $0.001 par value	2,063,885(3)	$5.15	$10,629,007.75	$417.72

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional common shares of beneficial interest, $0.001 par value (the “Common Shares”), which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the Whitestone REIT 2008 Long-Term Equity Incentive Ownership Plan (the “Plan”).

(2)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(h) under the Securities Act and based on the book value of the Common Shares as of December 10, 2008.
(3)
This figure does not include the additional Common Shares that will be added to the Common Shares authorized for issuance under the Plan pursuant to an “evergreen” provision contained in the Plan. Pursuant to such provision, the maximum aggregate number of Common Shares that may be issued under the Plan will be increased upon each issuance of Common Shares by Whitestone REIT (the “Registrant” or the “Company”) so that at any time the maximum number of Common Shares that may be issued under the Plan shall equal 12.5% of the aggregated number of Common Shares and units of Whitestone REIT Operating Partnership, L.P., issued and outstanding.

PART I

Information Required in the Section 10(a) Prospectus

The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Form S-8 Registration Statement (the “Registration Statement”) to participants in the Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC” or the “Commission”) under the Securities Act. The Registrant is not filing such documents with the SEC, but these documents (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC, pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended;

(2)
The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, as amended, the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, as amended and the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008;

(3)
The Registrant’s Current Reports on Form 8-K filed with the Commission on February 12, 2008, March 3, 2008, March 17, 2008, April 1, 2008 (Item 8.01), April 14, 2008, April 17, 2008, May 20, 2008, June 4, 2008, July 31, 2008, August 1, 2008, August 8, 2008, October 1, 2008 October 7, 2008 October 9, 2008 and December 19, 2008; and

(4)
The description of the Registrant’s Common Shares, par value $0.001 per share, contained in the Registrant’s Registration Statement on Form 10 (Commission File No. 000-50256) filed with the Commission on April 30, 2003, as amended.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Trustees and Officers.

Article IX of the Registrant’s Articles of Amendment and Restatement, as filed with and accepted for record by the State Department of Assessments and Taxation of Maryland on July 31, 2008 (the “Declaration of Trust”), provides that, to the maximum extent that Maryland law from time to time permits limitation of liability of trustees and officers of trusts, no trustee or officer shall be liable to the Company or its shareholders for money damages.

Maryland law provides in general that a provision in the declaration of trust of a Maryland real estate investment trust limiting the liability of trustees and officers may not limit their liability to the trust or its shareholders (i) to the extent it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Maryland REIT Law (the “MRL”) provides that a Maryland real estate investment trust may indemnify and advance expenses to trustees, officers, employees and agents of the trust to the same extent as is permitted for officers, directors, employees and agent of a Maryland corporation under the Maryland General Corporation Law (the “MGCL”). The MGCL generally permits a corporation to indemnify any director or officer made or threatened to be made a party to any proceeding by reason of service as a director or officer unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by the director or officer in connection with the proceeding.  A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.  However, indemnification for an adverse judgment in a suit by the corporation or in the corporation’s right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.  The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Under the MGCL, unless limited by charter, a corporation is required to indemnify a director or officer for reasonable expenses incurred if the director or officer has been successful, on the merits or otherwise, in defense of any proceeding to which the director or officer is made or threatened to be made a party by reason of service as a director or officer, or in the defense of any claim, issue or matter in such a proceeding.  The Declaration of Trust does not limit such indemnification of the Registrant’s trustees and officer.

The MGCL also permits a Maryland corporation to indemnify its employees and agents to the same extent as its directors and officers.

The Declaration of Trust authorizes the Registrant, to the maximum extent permitted by Maryland law, to obligate itself to indemnify (i) any present or former trustee or officer or (ii) any individual who, while a trustee or officer and, at the Registrant’s request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding.  The Registrant’s Amended and Restated Bylaws (the “Bylaws”) obligate the Registrant to provide such indemnification and advance of expenses.  The Declaration of Trust and Bylaws also permit the Registrant to indemnify and advance expenses to any individual who served a predecessor of the Registrant in any of the capacities described above and any employee or agent of the Registrant or its predecessor.

Indemnification provided or permitted by the MRL or MGCL may not be deemed exclusive of any other rights, by indemnification or otherwise, to which a trustee or officer may be entitled under the Declaration of Trust, the Bylaws, any resolution of shareholders or trustees, any agreement or otherwise.

Item 7.    Exemption from Registration Claimed.

None.

Item 8.    Exhibits.

4.1	Whitestone REIT 2008 Long-Term Equity Incentive Ownership Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 31, 2008).

5.1	Opinion of Venable LLP, as to the legality of securities registered.

23.1	Consent of Pannell Kerr Forster of Texas, P.C., Independent Registered Public Accounting Firm.

23.2	Consent of Venable LLP (included in Exhibit 5.1).

24.1	Power of attorney (included on signature page).

Item 9.    Undertakings.

A.           The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that clauses (A)(1)(i) and (A)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act to any purchaser:

        (i)    If the Registrant is relying on Rule 430B:

(A)  Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)               That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 30th day of December, 2008.

WHITESTONE REIT

By:	/s/ James C. Mastandrea
James C. Mastandrea
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints James C. Mastandrea and David K. Holeman as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Mastandrea	Chairman of the Board and Chief	December 30, 2008
James C. Mastandrea	Executive Officer (Principal Executive Officer)

/s/ David K. Holeman	Chief Financial Officer (Principal	December 30, 2008
David K. Holeman	Financial and Accounting Officer)

/s/ Donald F. Keating	Trustee	December 30, 2008
Donald F. Keating

/s/ Jack L. Mahaffey	Trustee	December 30, 2008
Jack L. Mahaffey

/s/ Chris A. Minton	Trustee	December 30, 2008
Chris A. Minton

EXHIBIT INDEX

4.1	Whitestone REIT 2008 Long-Term Equity Incentive Ownership Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 31, 2008).

5.1	Opinion of Venable LLP, as to the legality of securities registered.

23.1	Consent of Pannell Kerr Forster of Texas, P.C., Independent Registered Public Accounting Firm.

23.2	Consent of Venable LLP (included in Exhibit 5.1).

24.1	Power of attorney (included on signature page).